Exhibit (p)(12)

Two Sigma Advisers, LLC

Code of Ethics

As of November 19, 2015

Table of Contents

1	Introduction		3

2	Defined Terms		5

3	Applicability of the Code of Ethics		9

4	Restrictions on Personal Investing Activities		10

	4.1	Approved Brokers	10

	4.2	Retirement Accounts	10

	4.3	Prior Employer Company Stock	11

	4.4	Preclearance of Purchase and Sale Transactions in Personal Accounts	11

	4.5	Restricted Securities	12

	4.6	Short Sales and Option Trading	13

	4.7	New Issues	13

	4.8	Private Placements and Investment Opportunities of Limited Availability	14

	4.9	Service on Boards of Directors	14

	4.10	Short Term or Excessive Trading	15

	4.11	Note on Exceptions	15

5	Exemptions from Preclearance and/or Trade Restriction Provisions		16

	5.1	Note on Managed Accounts	16

6	Reporting Requirements for Personal Trading		18

	6.1	Duplicate Copies of Statements to Adviser	18

	6.2	New Accounts	18

	6.3	Disclosure of Reportable Securities Holdings	18

	6.4	Suspected Violations	19

	6.5	Transactions Subject to Review	19

	6.6	Note on Reports	19

7	Recordkeeping of the Code of Ethics		20

8	Oversight of the Code of Ethics		21

	8.1	Acknowledgement	21

	8.2	Sanctions	21

	8.3	Authority to Exempt Transactions	21

	8.4	ADV Disclosure	21

	8.5	Approval by and Reporting to Board of Directors/Trustees of Registered Investment Company Clients	22

9	Confidentiality		23

1	Introduction

Two Sigma Advisers, LLC (the “Adviser”) strongly believes high ethical standards are essential for the success of the Adviser and to maintaining the confidence of clients and investors in the registered investment companies, investment funds and other accounts managed by the Adviser (such clients, registered investment companies, investment funds and other accounts, the “Clients”). The Adviser also believes its long-term business interests are best served by strict adherence to the principle that the interests of the Adviser’s Clients must come first. The Adviser believes that it has an utmost fiduciary duty to the Adviser’s Clients to act for the benefit of the Adviser’s Clients. All personnel of the Adviser, including all members, officers and employees of the Adviser, must put the financial interests of the Adviser’s Clients before their own financial interests and must act honestly and fairly in all respects in dealings with the Adviser’s Clients.

Clearly, all personnel of the Adviser must also comply with all Federal Securities Laws and, where applicable, New York and international securities laws.

In recognition of the Adviser’s fiduciary duty to its Clients and the Adviser’s desire to maintain its high ethical standards, and in accordance with Rule 204A-1 under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”), as well as the Undertakings for Collective Investment in Transferable Securities (“UCITS”) within the meaning of EU Directive 2009/65/EC of the European Parliament and of the Council of 13 July 2009 (“UCITS Directive”) and any related UCITS Notices under the UCITS Directive (“UCITS Notices”), the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to, among other things, prevent improper personal trading and other activities by the Adviser’s employees that are prohibited by Rule 204A-1, Rule 17j-1, and UCITS Notices. 1 identify any actual or potential conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s Clients.

The Adviser considers adherence to the Code and the related restrictions on personal investing and other activities detailed herein a basic condition of employment. The Adviser recognizes that certain personal activities or interests of an employee may have some connection with the Adviser’s activities or interests but involve little or no conflict of interest (for example, charitable or civic activities). The Adviser does not attempt to limit or prohibit activities or interests of this kind. In fact, the Adviser encourages involvement of its employees in activities beneficial to the community.

On the other hand, certain interests or activities of employees of the Adviser may involve a significant actual or potential conflict with the interests or activities of the Adviser and/or its Clients, or may give the appearance of a conflict even though no actual or potential conflict exists. Each employee of the Adviser must be alert to such conflicts of interest. Each employee should scrupulously examine and avoid any activity or situation in which personal behavior directly or indirectly conflicts or may give the appearance of conflicting with the interests of the Adviser or its Clients. Such behavior arises when it involves the use of confidential information acquired in conducting Adviser business or through relationships with the Adviser’s Clients or others and is strictly prohibited by the Adviser. For example, misappropriation of confidential information includes “front-running” a security trading program used by the Adviser on its own behalf or on behalf of a Client (i.e., taking a position in a security with knowledge that such position or a similar position will soon be taken or is being taken by the Adviser or a Client of the Adviser). The effect of engaging in such a transaction is to take advantage of confidential information that can reasonably be expected to have the effect of increasing the cost, or decreasing the selling price, of the position to the Adviser or the Client, as the case may be. Any employee who violates the Adviser’s prohibition on front-running or who engages in other types of behavior prohibited by the Code will be subject to immediate disciplinary action, which may include suspension or discharge from the Adviser and/or suspension or discharge from any affiliate of the Adviser for which the employee also works.

If any Adviser employee has any doubt as to the propriety of any activity or how such activity should be handled or interpreted under the Code, you should promptly consult with the Compliance Department which is charged with the administration of the Code. Further, all Adviser employees are strongly encouraged to alert the CCO to any ambiguities they identify in the Code, so that the Adviser can correct them and better maintain an effective compliance program. All Adviser employees also are strongly encouraged to inform the CCO of any actual or potential conflicts between the requirements of the Code and the requirements of any other code, policy or procedure applicable to the Adviser employee, including the codes of ethics or other procedures of entities affiliated with the Adviser. The CCO, or his designee, shall review each potential or actual conflict on a case-by- case basis and may grant exceptions to the Code as deemed appropriate, in accordance with Section VIII.3 of the Code.

Finally, it is critical to stress that ignorance of the Code, or its provisions, will be no excuse for failing to comply with its terms and requirements.

Footnotes

[1]	For example, Rule 17j-1 provides, among other things, that it is unlawful for any affiliated person of the Adviser in connection with the purchase or sale, directly or indirectly, by such person of a “security held or to be acquired” (as defined below) by a registered investment company Client: (i) to employ any device, scheme or artifice to defraud such Client; (ii) to make any untrue statement of a material fact to such Client or omit to state a material fact necessary in order to make the statements made to such Client, in light of the circumstances under which they are made, not misleading; (iii) to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon any such Client; or (iv) to engage in any manipulative practice with respect to such Client.

2	Defined Terms

When used in the Code, the following terms shall be defined as set forth below:

Access Person shall mean any partner, officer, director, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser who (i) has access to non-public information regarding any Clients’ purchase or sale of securities, or non-public information regarding portfolio holdings of any Reportable Fund or (ii) is involved in making security recommendations to Clients (or who has access to such recommendations that are non-public). In addition, Access Person shall mean (i) any partner, officer, director, member or employee of the Adviser (or of any company in a Control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Reportable Security by a Registered Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a Control relationship to the Adviser who obtains information concerning the recommendations made to a Registered Fund with regard to the purchase or sale of a Reportable Security by the Registered Fund; and (iii) any other person deemed to be an Access Person by the CCO, or his or her designee, in his or her sole discretion, regardless of whether the person otherwise would qualify as an Access Person under the Code.

For purposes of the Code, the Adviser deems each and every current employee of the Adviser to be an “Access Person”. 1

Automatic Investment Plan (“AIP”) shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan (commonly referred to as a “DRIP”). Please note however that the establishment of, cancellation of or making changes to an AIP must be pre-cleared by the CCO, or his or her designee. New Adviser employees must identify any existing AIPs within ten (10) calendar days after they commence work at the Adviser.

Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of certain advisory fees (generally, non-performance based advisory fees (e.g., asset-based advisory fees)). It is noted that the Adviser will define “beneficial ownership” in the same manner defined under Rule 16a-1(a)(2) under the U.S. Securities Exchange Act of 1934, as amended. However, any transactions or holdings reports required under this Code may include a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

Client Identified Restricted Security shall mean any security identified by a client of the Adviser or its affiliated investment adviser as restricted with respect to the Adviser’s or its affiliated investment adviser’s activities for such client. The Adviser may maintain more than one client identified restricted security list. Certain employees of the Adviser or its affiliated investment adviser and their Covered Persons will be prohibited from trading in such Client Identified Restricted Securities; trading for such employees will be allowed only after such security is removed from the client identified restricted security list(s) to which the employee has access.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) generally provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Covered Person shall mean any immediate family member of an Adviser employee (e.g., spouse, domestic partner, children or parents as further defined) sharing the Adviser employee’s household or who is a dependent of an Adviser employee.

Federal Securities Laws shall mean the U.S. Securities Act of 1933, the U.S. Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, each as amended or as may be amended, any rules adopted by the Securities and Exchange Commission (“Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the of the Treasury.

iComply shall refer to the internal employee compliance reporting website by which employees can provide compliance reporting related to certain employee based policies. The personalized employee website is accessible by either 1) typing “compliance” into any web browser with access to Two Sigma’s intranet, or 2) by accessing the Legal and Compliance Wiki page.

Internally Identified Restricted Security shall mean any security in which the Adviser may possess material, non-public information. The Adviser’s General Counsel and/or the CCO, in their sole discretion, may determine that a security is to be placed on such an internally identified restricted security list. There is no personal trading allowed in any security on an internally identified restricted security list; trading will be allowed only after such security is removed from the internally identified restricted security list.

Personal Account shall mean any account in which an Adviser employee or Covered Person has any direct or indirect Beneficial Ownership. This would include accounts that were not opened by the employee or Covered Person. Such accounts must be reported on a best effort basis to the extent the employee is aware of the account(s).

Registered Fund shall mean an investment company registered under the 1940 Act.

Reportable Security shall mean a Security as defined in Section 202(a)(18) of the Advisers Act, and, in addition, includes any derivative, commodities, options or forward contracts relating thereto and also includes any instrument traded by the Adviser for any of its Clients, except that it does not include:

•	Direct obligations of the government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by registered open-end funds other than Registered Funds managed (or sub-advised) by the Adviser or Registered Funds whose adviser (or sub-adviser) or principal underwriter Controls the Adviser, is Controlled by the Adviser, or is under common Control with the Adviser (each, a “Reportable Fund”);

•	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are Reportable Funds;

•	Bitcoin cryptocurrency; and

•	Such other instruments that the CCO may designate from time to time and that meet applicable regulatory requirements.

For greater clarity, and to ease administration of the Code, shares of any exchange traded fund (“ETF”) (regardless of its form of organization, investment adviser or sub-adviser or principal underwriter) shall be considered a Reportable Security for all purposes under the Code.

Note: Please also see Private Placements and Investment Opportunities of Limited Availability. Please contact the Compliance Department at ComplianceTradeReviewTSI@twosigma.com if you have any questions on such investments.

Restricted Security shall be either an “Internally Identified Restricted Security” or a “Client Identified Restricted Security.”

Security held or to be acquired by a Registered Fund means (i) a Reportable Security which, within the most recent 15 days, (A) is or has been held by a Registered Fund or (B) is being or has been considered by the Adviser for purchase by the Registered Fund and (ii) any option to purchase or sell and any security convertible into or exchangeable for a security described in (i) or (ii). Though Rule 17j-1 defines “Security held or to be acquired” as the previously noted definition, based on the Adviser’s portfolio management methodology, for purposes of this Code of Ethics, a security is not under consideration for purchase unless and until an unfilled goal position is established by the Adviser.

Security, as defined in Section 202(a)(18) of the Advisers Act, means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Short Sale shall mean the sale of securities that the seller does not own. A short sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost. Shorting, solely for the purpose of the Code, shall also mean the sale of a borrowed commodity or currency. For example, in the case of a futures contract, it is the promise to sell a certain quantity of a good at a particular price in the future. Pursuant to the Code, Adviser employees are not permitted to enter into short sales. New Adviser employees must close any existing short positions within one-hundred twenty (120) calendar days after they commence employment with the Adviser.

Footnotes

[1]	It is noted that the CCO, or his or her designee, will review temporary workers and consultants on a case-by-case basis in determining whether they are deemed to be covered under the Code. For the avoidance of doubt, the Code is applicable to members, partners, and officers of the Adviser and the term, “Adviser employee” as used throughout the Code encompasses current employees as well as other persons that are Access Persons.

3	Applicability of the Code of Ethics

The Code applies to all Personal Accounts of all Adviser employees and Covered Persons in which an Adviser employee or a Covered Person could purchase or sell Securities. For the avoidance of doubt, Personal Accounts that could purchase or sell Securities, even if they do not currently hold or have the ability to trade any Reportable Securities, are covered by the Code. Personal Accounts covered by the Code include, but are not limited to, all personal brokerage accounts, all IRA accounts, mutual fund only accounts, and all 401(k) accounts (both maintained at the Adviser or at former employers) in which an Adviser employee or a Covered Person could purchase or sell Securities.

For the avoidance of doubt, a Personal Account also includes an account maintained by or for:

•	An Adviser employee’s spouse or domestic partner (other than a legally separated or divorced spouse of the employee) and/or minor children;

•	Any immediate family member of an Adviser employee, who lives in the Adviser employee’s household; provided however that an exemption may be granted by the CCO in the instance where (i) the Adviser employee is a beneficiary of a certain family member’s account(s), (ii) the Adviser employee does not have access or discretion over the securities held in said account AND (iii) the account holder does not provide primary financial support to the Adviser employee;

•	Any persons to whom the Adviser employee provides primary financial support, and either (i) whose financial affairs the Adviser employee controls or (ii) for whom the Adviser employee provides discretionary advisory services;

•	Any partnership, corporation or other entity in which the Adviser employee has a 25% or greater beneficial interest or in which the Adviser employee exercises effective control; [1] and

•	Any person with whom the Adviser employee shares common financial support, however such arrangements will be reviewed on a case by case basis.

The Adviser’s CCO, or his or her designee, will maintain a list of all Personal Accounts of each Adviser employee and Covered Person. All Adviser employees are encouraged to review the Personal Accounts they have on record with the Adviser’s Compliance Department on a regular basis via accessing their personal iComply reporting page. A new Adviser employee must report all Personal Accounts and any Reportable Security positions held within ten (10) calendar days after the commencement of work with the Adviser by accessing their iComply reporting page. All Adviser employees will be required to certify, at least annually, that their list of Personal Accounts listed in iComply is accurate by reviewing and approving the accounts and positions listed on their iComply reporting page, as described above in Section III, in which any securities could be traded, and where Reportable Securities are held or traded.

Footnotes

1	Notwithstanding the above, for purposes of the Code, accounts of proprietary private entities (i.e., proprietary ownership of the fund is greater than 25%) advised by the Adviser, including any such funds established in the future, will be treated as Client Accounts under the Code and not as “Personal Accounts.”

4	Restrictions on Personal Investing Activities

Please see the Adviser’s Personal Trading Policy FAQ (the “Personal Trading Policy FAQ”) found on the Legal & Compliance Wiki page.

It is the responsibility of each Adviser employee, on behalf of himself or herself and on behalf of any of his or her Covered Persons, to ensure that a particular transaction being considered for his or her Personal Account (s), or those of any of his or her Covered Persons, is not subject to a restriction contained in the Code or otherwise prohibited by any applicable laws, including the “insider trading” rules discussed in the Adviser’s Compliance Manual, a copy which is continually available on the Two Sigma Legal & Compliance Wiki platform. All personal trading should also be conducted with the utmost of concern for the Adviser’s fiduciary responsibilities to the Adviser’s Clients. Adviser employees are strictly prohibited from utilizing forecasts or techniques with which the Adviser is simultaneously using to trade Client assets.

For the avoidance of any doubt, personal securities transactions for Adviser employees and Covered Persons may only be effected in accordance with the provisions of this Section.

4.1	Approved Brokers

Restriction of Personal Accounts to thirteen (13) approved brokers (“Approved Brokers”). The Adviser has limited the number of Approved Brokers at which Adviser employees and Covered Persons may maintain Personal Accounts to the following Approved Brokers: (i) Charles Schwab; (ii) Citibank (iii) E*TRADE; (iv) Fidelity; (v) J.P. Morgan; (vi) Merrill Lynch; (vii) Morgan Stanley Smith Barney; (viii) Scottrade; (xi) TD AMERITRADE; (x) UBS; (xi) USAA; (xii) Vanguard; and (xiii) Wells Fargo. The limitation to this list of Approved Brokers is an effort to balance the trading privileges of Adviser employees with the needs of the Adviser’s Compliance Department to meet its regulatory obligations around the collection, retention, and review of brokerage statements (“Statements”). The list of Approved Brokers will generally be reviewed on an annual basis.

4.2	Retirement Accounts

Restrictions on retirement accounts are as follows:

•	IRAs: All IRAs held by Adviser employees and Covered Persons must be maintained at one of the Approved Brokers.

•	Covered Person 401(k)s: A Covered Person does NOT have to move their 401(k) account at their current employer to one of the Approved Brokers.

•	Prior Employers: If an Adviser employee or Covered Person’s prior employer’s 401(k) plan is not currently held at an approved broker and it allows trading of Reportable Securities (e.g., has the option to trade in the prior employer’s stock or offers a self-directed trading option), an Adviser employee must (i) roll it over to the Two Sigma Investments, LLC (“TSI”) 401(k) plan at Fidelity or (ii) transfer it to an IRA at one of the Approved Brokers. A Covered Person must (i) transfer the account to their current employer’s 401(k) plan or (ii) transfer it to an IRA at one of the Approved Brokers. Adviser employees and their Covered Persons may keep 401(k) accounts at brokers other than the Approved Brokers if that 401(k) plan only allows for trading in open-ended mutual funds. If an Adviser employee or Covered Person wants to maintain such existing 401(k) accounts outside of the Approved Brokers, documentation from the broker must be provided to the CCO confirming that the investment options in that plan are limited to open-ended mutual funds. Alternatively, the investment options from the plan’s website need to be provided to the Adviser’s Compliance Department.

4.3	Prior Employer Company Stock

If an Adviser employee or Covered Person’s prior employer’s company stock is held in a 401(k) account, then it must be rolled over to an IRA account at one of the Approved Brokers. If the stock is restricted, the Adviser employee or Covered Person may be allowed to maintain the 401(k) account at their current broker until the restriction is lifted.

4.4	Preclearance of Purchase and Sale Transactions in Personal Accounts

In accordance with Rule 204A-1(b) and Rule 17j-1(d), the Adviser believes that preclearance of requested purchases and sales of any Reportable Security in any Personal Account is an effective internal control and is especially useful for, among other things, (i) detecting and preventing potential conflicts of interest between personal trades and transactions being done for the Adviser’s Clients and (ii) monitoring potential “insider trading” and other improper conduct.

For these reasons, Adviser employees and Covered Persons must obtain the prior written or electronic approval of the CCO, or his or her designee, before engaging in any purchase or sale transaction of any Reportable Security in his or her Personal Account(s). The CCO, or his designee, may approve the purchase or sale transaction if the purchase or sale transaction complies with the provisions of the Code and will not have an adverse economic impact on the Adviser’s Clients.

A request for preclearance must be made electronically by completing the Adviser’s electronic personal trade request form and submitting it for approval to Compliance in advance of the completed transaction. The Adviser’ s form is continually available on the employee’s iComply website. All personal trade requests of Reportable Securities for Personal Accounts of Adviser employees and Covered Persons must be submitted by an Adviser employee. Any security or other financial instrument that the Adviser or CCO may designate as “restricted” will not be approved for personal trading.

Approvals for Reportable Securities transactions (including ETFs allowed with preapproval) are valid only for the trading day on which they are approved. Any approval granted by Compliance to engage in a given Reportable Security transaction will be effective for only the trading day upon which the request is deemed to comply with the Code. Trade approvals granted by Compliance are only effective during normal market trading hours on the day for which approval is granted, i.e., approval does not extend to after-hours trading. If such approved Reportable Security transaction is not executed on the trading day on which it is approved, and the Adviser employee or Covered Person seeks to execute the Reportable Security transaction at a later date, a separate request must be submitted to Compliance for such Reportable Security transaction and cannot be executed without the prior written approval of Compliance (which may be provided electronically).

Lastly, Adviser employees should also refer to the Section below entitled “Short Term or Excessive Trading” in regards to the limitation on the number of transactions allowed on a monthly basis.

4.5	Restricted Securities

As noted in Section II above, certain securities or other financial instruments may be designated as “Internally Identified Restricted Securities” by the Adviser or the CCO. An Adviser employee or Covered Person may not execute any personal transactions of any kind in any security or other financial instruments designated as an “Internally Identified Restricted Security” by the Adviser or the CCO. The CCO or his or her designee will deny any request for a trade in such a restricted security or financial instrument.

Also as noted in Section II above, certain securities or other financial instruments may be designated by the Adviser as “Client Identified Restricted Securities.” In such cases, the CCO or his or her designee shall (i) designate as “restricted” the identified securities or other financial instruments for the identifying client, (ii) restrict certain Adviser and/or TSI employees and their Covered Persons from executing any personal transactions of any kind in any such Client Identified Restricted Securities and (iii) refer to the contents of such client identified restricted security lists when reviewing any applicable personal trade request.

Prior to approving any personal securities transaction for an employee of the Adviser, and/or its affiliated investment adviser, or any Covered Person, the member of the TSI Compliance Department will:

•	Check if the employee has access to any client identified restricted security list maintained for a client;

•	If the employee has access to a client identified restricted security list, a member of the TSI Compliance Department will review the most current version of the particular client identified restricted security list to determine if it includes the security the employee requested to trade;

•	If the security the employee requests to trade is on the client identified restricted security list, the member of the TSI Compliance Department will deny the personal trade request; or

•	If the security is not on the client identified restricted security list, the member of the TSI Compliance Department will approve the personal trade request if no other trading restrictions apply to either (a) the requested security or (b) to the employee.

4.6	Short Sales and Option Trading

Adviser employees or Covered Persons may not engage in any short sales. The employee may not purchase an uncovered put option or write an uncovered call option. Compliance will request confirmation that the employee holds the equivalent shares of the underlying security in the same account to meet the employee’s contract obligation. The employee is prohibited from selling put options. However, transactions in short or biased ETFs are allowed. Additionally, new Adviser employees and Covered Persons of Adviser employees should make a good faith effort to close any existing short positions within one hundred twenty (120) calendar days after the commencement of work with the Adviser.

4.7	New Issues

An Adviser employee or Covered Person may not acquire any direct or indirect beneficial ownership in ANY security in any initial public offering, except as noted below. In other words, the trading of so-called “new issues” by Adviser employees or Covered Persons is not allowed except as provided below.

An exception to the foregoing restriction on new issues may be granted, in the sole discretion of the CCO or his or her designee, should an Adviser employee or Covered Person receive a “non-solicited” offer to buy a “new issue” where such offer is (i) exclusively a benefit of their employment or other pre-existing financial arrangement (i.e., a pre-existing banking relationship) and (ii) such securities will not be acquired through a brokerage transaction outside the offering to purchase said securities from the issuer in question. In determining whether to grant such an exemption, the CCO will seek information from the Adviser employee or Covered Person sufficient to substantiate the foregoing conditions and confirm that the Adviser’s fiduciary responsibilities to its Clients remain upheld. It is noted that in the event the CCO grants such an exception, such securities may be subjected to a mandatory holding period, to be determined by the Two Sigma Legal & Compliance Department in its sole discretion.

Further, prior written approval from the CCO to effect such a transaction must be received by the Adviser employee or Covered Person prior to acceptance of the non-solicited offer; copies of Statements related to any “new issues” for the account of such Adviser employee or Covered Person must be sent directly to the Adviser’s Compliance Department by the custodial broker; and such purchase will not count as one of the Adviser employee’s permitted purchase transactions during said calendar month.

4.8	Private Placements and Investment Opportunities of Limited Availability

An Adviser employee or Covered Person may acquire beneficial ownership in securities in a private placement of securities or investment opportunity of limited availability (except with respect to funds offered by the Adviser and/or its affiliates) only with the express prior written approval of the CCO or his or her designee. The CCO, in determining whether approval should be granted, will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Adviser employee by virtue of his or her position with the Adviser. The CCO will seek information sufficient to substantiate the foregoing conditions and confirm that the Adviser’s fiduciary responsibilities to its Clients remain upheld. It is noted that in the event the CCO grants approval, such securities may be subjected to a mandatory holding period to be determined by the CCO in his sole discretion.

Further, copies of Statements (or other applicable information and/or documentation) related to such investment (except with respect to funds offered by the Adviser and/or its affiliates) must be sent directly to the Adviser’s Compliance Department (or provided by the Adviser employee if such service is not available) and such investment will not count as one of the Adviser employee’s permitted purchase transactions during said calendar month.

4.9	Service on Boards of Directors

While service on boards of directors of outside companies is not prohibited per se, the Adviser notes that such service may raise insider trading, conflicts of interest and/or other issues for the Adviser, its Clients and other Adviser employees. Specifically, the Adviser recognizes the possible implications such service may cause vis-à- vis the reporting obligations of the Adviser, its Clients and/or Adviser employees, for instance, under Sections 13 and 16 of the U.S. Securities Exchange Act of 1934, as amended, disclosures required in the Form ADV of the Adviser and possible security transaction limitations under other applicable federal, state and/or foreign securities and other laws. An Adviser employee shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Adviser employee has received prior written approval from the CCO or his or her designee. Authorization will be based upon a determination that such board service would not be in conflict with the interest of any Client of the Adviser.

4.10	Short Term or Excessive Trading

No Adviser employee or Covered Person may purchase and sell the securities of the same issuer within a “short-term” (i.e. thirty (30) calendar days) of each other or engage in more than five (5) purchase and five (5) sale transactions in permitted Reportable Securities during any calendar month. 1 Please note that simultaneous transactions in call options and put options on a security of the same issuer, also known as ‘straddle options’ and ‘butterfly spread options’ will be considered as one transaction and will not violate the fourteen calendar days holding requirement. All transactions in Reportable Securities by Adviser employees and Covered Persons are applied towards the monthly purchases and sales transaction limit. For the avoidance of doubt, the transactions for an Adviser employee and their Covered Person(s) are aggregated and are applied to the monthly trading limits. As noted above, transactions involving private placements and investment opportunities of limited availability are applied towards the permissible monthly purchases and sales transaction limit. Trades not executed from one month may not be carried over into the next, or any other month (i.e., the limit applies to each month). As noted above, all purchase and sale transactions in Reportable Securities require written preclearance from the CCO or his or her designee (which may be provided electronically).

4.11	Note on Exceptions

Notwithstanding the forgoing, the CCO may review an Adviser employee’s or Covered Person’s personal trade request(s) that do not comply with, or fall outside of, the parameters set forth in the Code, in order to determine whether an exception to one or more of the parameters of the Code should be granted. It is noted that the CCO may, after due consideration and in his or her sole and final discretion, grant an exception to one or more of the Code’s parameters or deny such an exception.

Footnotes

1	It is noted that one purchase or sale request that is executed in multiple lots by a broker in the same trading day (i.e., a buy of 500 shares is requested and is then executed in two 250 share lots after being submitted to a broker) is deemed to be one transaction for purposes of these monthly limits.

5	Exemptions from Preclearance and/or Trade Restriction Provisions

In recognition of both (i) the involuntary nature of certain transactions and/or (ii) the needs of some Adviser employees or Covered Persons to efficiently manage their personal financial affairs, this section sets forth examples of certain transactions and arrangements regarding Reportable Securitieswhich may be exempted from the preclearance and monthly trade limit requirements established in this Code. Such exemptions include: 1

•	Purchases or sales that are non-volitional on the part of an Adviser employee or Covered Person such as purchases that are made pursuant to a merger, tender offer, or exercise of rights. It is specifically noted that the subsequent sale of a security obtained as a result of a merger, tender offer or exercise of rights requires preclearance;

•	Purchases or sales pursuant to an AIP (but not the establishment, cancellation or modification to any such AIPs which shall each be considered a purchase or sale transaction, as applicable);

•	Transactions in securities or other financial instruments that are not Reportable Securities; and

•	Transactions effected in an approved managed account, as further described below, where an Adviser employee or Covered Person does not, among other things, have direct or indirect trading authorization or influence or control. [2]

•	Purchases or sales of notes held in accounts maintained for holding notes issued via direct lending platforms such as Lending Club or Prosper. However, transactions and holdings in these notes will continue to require quarterly and annual reporting to Compliance respectively.

•	At this time, the Adviser has deemed that employees need not pre-clear transactions in US municipal bonds. However, transactions and holdings in municipal bonds continue to require quarterly and annual reporting to Compliance respectively

5.1	Note on Managed Accounts

As noted above, transactions effected in, and the holdings of, any account over which an Adviser employee or Covered Person has no direct or indirect trading authorization, or influence or control (e.g., a blind trust, discretionary account or trust managed by a third party) shall not require preclearance. In other words, an Adviser employee or Covered Person may be permitted to maintain a managed account (e.g., a blind trust, discretionary account, or trust managed by a third party) in which, among other things, full investment discretion is given to an outside investment adviser and neither the Adviser employee or the Covered Person, nor any other person for which the Adviser employee or Covered Person is deemed to have beneficial interest, holds authority to trade the managed account. In order to maintain a managed account, and therefore the account would not be subject to the normal transaction and holding requirements, an Adviser employee or Covered Person will need to demonstrate that the Adviser employee or Covered Person has no discretion over the investments made in the managed account.

It is noted that managed accounts, should they be approved by the CCO, are exempt from both the Code’s preclearance, trading restrictions for transactions effected in said managed account, as well the initial and annual holding disclosure requirement of the account. Additionally, new Adviser employees are required to disclose any managed accounts to Compliance for review and a determination as to whether such managed account(s) outside of the Approved Brokers may be maintained. Clearly, all Adviser employees and Covered Persons must disclose any existing managed accounts to Compliance promptly upon commencing employment with the Adviser.

It is specifically noted that the CCO may deny any Adviser employee or Covered Person’s request to open or maintain a managed account arrangement outside of the Approved Brokers in the CCO’s discretion and may rescind such approval if circumstances, in the opinion of the CCO, so warrant.

Footnotes

1	The CCO in his or her discretion may in the future add exemptions in accordance with applicable law.

2	The CCO, when approving a managed account, may determine in his or her sole discretion whether an Adviser employee or Covered Person does not have influence or control over the managed account (e.g., a blind trust, discretionary account or trust managed by a third party, the Adviser employee cannot direct the investments and trading of such account), and if the CCO makes such a determination, the CCO may exempt such accounts from the pre-clearance and trade limitations.

6	Reporting Requirements for Personal Trading

The following reporting requirements are in place.

6.1	Duplicate Copies of Statements to Adviser

All Adviser employees and Covered Persons must direct their brokers or custodians or any persons managing any Adviser employee’s or Covered Person’s account in which any Reportable Securities are held or could be held to supply the CCO with duplicate copies of all the Adviser employee’s and Covered Person’s Statements within thirty (30) calendar days of each calendar quarter end. Additionally, the Adviser will endeavor to obtain such Statements for six (6) months following the termination of the Adviser employee’s employment with the Adviser. An Adviser employee or Covered Person should contact their broker to request Statements of executed trades be sent to the Adviser’s Compliance Department. Please see the Adviser’s Personal Trading Policy FAQ (available on the Two Sigma Legal & Compliance Wiki) for further details on the process regarding duplicate Statements and contact the Adviser’s Compliance Department for assistance with this process.

6.2	New Accounts

Subject to the various pre-approval requirements discussed above, each Adviser employee must notify the Compliance Department promptly if the Adviser employee, or their Covered Person(s), seeks to open any new Personal Account in which any Reportable Securities are held or could be held or seeks to move an existing account to a different Approved Broker. As noted above, you must open new Personal Accounts with one of the Approved Brokers, barring an exception granted by the CCO or his or her designee.

6.3	Disclosure of Reportable Securities Holdings

All Adviser employees must, within ten (10) calendar days of commencement of employment with the Adviser, submit a “New Personal Trade Account Report” to compliance in iComply listing all of the Personal Accounts in which the Adviser employee and/or Covered Persons has any beneficial ownership and in which any Reportable Securities are or could be maintained, and all current Reportable Securities in the Personal Accounts. On an annual basis thereafter, all Adviser employees must report all of their Personal Accounts (including accounts of Covered Persons) in which Reportable Securities are or could be maintained and all current holdings in Reportable Securities on the Annual Trading Report in iComply.

The Initial Trading Report must be submitted by an Adviser employee no later than ten (10) calendar days after commencement of employment with the Adviser, and must contain information that is current as of a date no more than forty-five (45) calendar days prior to the date the person becomes an employee of the Adviser. A copy of the most recent statement for each Personal Account must be provided with the Initial Trading Report.

For the Annual Trading Report, Adviser employees must annually submit to Compliance an updated report, which must contain information that is current as of a date no more than forty-five (45) calendar days prior to the date the Annual Trading Report was submitted. All accounts and positions reported in the Initial Trading Report and the Annual Trading Report are continually available on the employee’s iComply page.

Disclosures on both the Initial Trading Report and the Annual Trading Report must include:

•	The name and address of the broker/dealer or bank where the Adviser employee and/or a Covered Person(s) has an account in which ANY Reportable Securities are held or could be held;

•	Account numbers and account titles for each such account;

•	A listing of all current Reportable Securities in all reportable accounts. When listing a Reportable Security, please include the following: the name of the broker, dealer or bank with which the account is maintained, the title and type of security, the exchange ticker symbol or CUSIP number, the number of shares, and principal amount of each Reportable Security in which you have any direct or indirect Beneficial Ownership; and

•	A listing of all private placements or other limited availability investments, including any investment in a hedge fund, private equity fund, and any other offering that is privately placed.

6.4	Suspected Violations

It is noted that all Adviser employees must immediately report any suspected violations of the Code to the Adviser’s Compliance Department.

6.5	Transactions Subject to Review

The Reportable Securities transactions reported on the Personal Account Statements will be reviewed and compared against electronic personal trade request forms by the Adviser’s Compliance Department to confirm trades in Reportable Securities have been pre-cleared pursuant to the Code.

6.6	Note on Reports

All reports required to be submitted pursuant to the Code will be reviewed by the Compliance Department on a periodic basis.

7	Recordkeeping of the Code of Ethics

The Compliance Department will keep copies of the following records in an easily accessible place for at least five (5) years after the end of the fiscal year in which the report was made or the information was provided: (i) the Code that is currently in effect (or at any time within the past five (5) years was in effect); (ii) any violation of the Code and actions taken as a result of the violation; (iii)all periodic statements and reports made by Adviser employees and Covered Persons (the first two (2) years in an easily accessible place); (iv) all preclearance forms, acknowledgments and other memoranda relating to the administration of the Code ; and (v) copies of the reports submitted to the boards of directors/trustees of registered investment company Clients (as discussed below).

All applicable Statements of Adviser employees and Covered Persons may be kept electronically in a computer database.

The Compliance Department will maintain a current and up -to -date list of all Adviser employees that are required to make reports under the Code (or that are responsible for reviewing such reports), and will maintain copies of each update of the list for five (5) years after the date of said update.

8	Oversight of the Code of Ethics

8.1	Acknowledgement

The Compliance Department makes a copy of the Code available on the Two Sigma Legal & Compliance Wiki platform to all Adviser employees. All Adviser employees are required initially upon hire, and annually thereafter, to sign and acknowledge their receipt of the Code by signing the Initial Employee Certification and Annual Employee Certification provided to the Adviser employee, at their initial and annual compliance trainings respectively, and as otherwise requested by the CCO.

8.2	Sanctions

The Adviser’s management, with the advice of legal counsel at its discretion, will consider reports made to them, and upon determining that a violation of the Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, suspension or termination of trading privileges, disgorgement of profits, suspension or termination of employment with the Adviser and/or with any affiliate of the Adviser and/or criminal or civil penalties (as determined by the relevant legal authority).

8.3	Authority to Exempt Transactions

The CCO has the authority to exempt any Adviser employee or Covered Person or any personal securities transaction of an Adviser employee or of a Covered Person from any or all of the provisions of the Code if the CCO determines, after a thorough review of the circumstances, that such exemption would not be against any interests of an Adviser Client and that such exemption would be in accordance with applicable law.

8.4	ADV Disclosure

The Form ADV of the Adviser describes the Code in Item 11.A of Part 2A. In addition, a copy of the Code will be made available to any Client or prospective Client upon request.

8.5	Approval by and Reporting to Board of Directors/Trustees of Registered Investment Company Clients

Under Rule 17j-1, the board of directors/trustees of registered investment company Clients must approve the Code and material changes hereto. Any material changes to the Code must be approved by such board no later than six months after the adoption of the material change. Before such board’s approval of the Code and any material changes hereto, the Adviser shall provide a certification to the board that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

In addition, no less frequently than annually, the Adviser shall provide the board of directors/trustees of a registered investment company Client, a written report that: (i) describes any issues arising under the Code or applicable policies and procedures since the last report to the board (e.g., information about material violations of the Code as it relates to the registered investment company Client or applicable policies and procedures and sanctions imposed as a result of these material violations); and (ii) certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

9	Confidentiality

All reports of Adviser employees’ and Covered Persons’ personal securities transactions and any other information filed pursuant to the Code will be treated as confidential to the extent permitted by law.

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